Exhibit 16

September 5, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

We have read the change in independent registered public accounting firm disclosure pursuant to Item 304 of Regulation S-K, captioned “Change in Accountants” in the Registration Statement on Form S-1 of Kearny Financial Corp. dated on or about September 5, 2014, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ ParenteBeard LLC